Exhibit 99.1

FOR IMMEDIATE RELEASE

Wilshire Phoenix Announces Closure of Gold ETF

New York – July 26, 2022 – Wilshire Phoenix Funds LLC, the sponsor of the wShares Enhanced Gold ETF (NYSE Arca: WGLD) (the “Trust”), announced today plans to liquidate and close the Trust.

As of the close of regular trading on NYSE Arca (the “Exchange”) on August 22, 2022 (the “Closing Date”), the Trust will no longer accept creation orders from authorized participants, and trading in the shares of the Trust on the Exchange will be suspended. Therefore, beginning on the Closing Date, there can be no assurance that there will be a market for the shares of the Trust. Shareholders may sell their holdings in the Trust until regular Exchange trading closes on August 22, 2022. Customary brokerage charges and fees may apply to such transactions.

Between the Closing Date and August 29, 2022 (the “Liquidation Date”), the Trust will begin the process of liquidating its portfolio. As a result, the Trust’s cash holdings will increase, which will result in the Trust deviating from the investment objective and strategy referenced in the Trust’s prospectus, and the Trust’s tracking error relative to its benchmark index will therefore be materially impacted.

The proceeds of the liquidation, after deducting any fees, expenses, taxes or other charges payable by the Trust in accordance with the terms of the Amended and Restated Trust Agreement governing the Trust, are currently scheduled to be distributed pro rata to shareholders of the Trust on or about August 29, 2022. As calculated on the Liquidation Date, the Trust’s net asset value will reflect the costs of closing the Trust.

Distributions to shareholders of the Trust will be treated as liquidating distributions for U.S. federal income tax purposes, and shareholders of the Trust are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Trust in light of their own circumstances.

About Wilshire Phoenix
Wilshire Phoenix develops innovative indexes, ETFs, and other financial products that seek to respond to the various challenges that investors face in today’s increasingly complex global markets. Whether providing solutions for institutional or individual investors, Wilshire Phoenix delivers unparalleled access to unique and differentiated investment strategies. Learn more by visiting or contacting us at funds@wilshirephoenix.com.

Important Information
This material must be accompanied or preceded by a prospectus. Please read the prospectus at https://bit.ly/wSharesWGLD carefully before investing.

Past performance is no guarantee of future results.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” “intend,” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Management does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the effects of adverse changes in market and economic conditions; (ii) legal and regulatory developments; and (iii) other additional risks and uncertainties, including public health crises (including the recent pandemic spread of the novel coronavirus), war, terrorism, trade disputes and related geopolitical events.

Investor Relations Contact
917.671.9097
funds@wilshirephoenix.com